===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              AGL RESOURCES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF AGL RESOURCES INC. APPEARS HERE]

WALTER M. HIGGINS
President and Chief Executive Officer

December 30, 1998

To Our Shareholders:

  On behalf of the Board of Directors, I am pleased to invite you to attend the 1999 Annual Meeting of Shareholders of AGL Resources Inc., which will be held at 10:00 a.m., local time, on Friday, February 5, 1999, at Cobb Galleria Centre (Ballroom), Two Galleria Parkway, Atlanta, Georgia. The formal notice of the Annual Meeting appears on the next page, and a map with directions is enclosed.

  The matters to be acted upon at the Annual Meeting are described in the attached Proxy Statement. During the meeting, you and our other shareholders will have the opportunity to ask questions and comment on the Company's operations. Directors, officers, and other employees of the Company will be available to answer any questions you may have. In addition to the matters described in the attached Proxy Statement, we also will discuss 1998 financial results, deregulation of the natural gas business and our new retail natural gas marketing joint venture.

  We are pleased to announce that you now can make a TOLL-FREE call to 1-877-ATG-NYSE (1-877-284-6973) to obtain quarterly earnings, news releases and faxed financial reports or to request AGL Resources information by mail. You also can access current AGL Resources information at our web site at www.aglr.com.

  Your views and opinions are very important to our Company. Whether or not you are able to attend the Annual Meeting, please review the enclosed Annual Report and Proxy Statement.

  YOUR VOTE ALSO IS VERY IMPORTANT TO US. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE YOUR PROXY CARD AND PROMPTLY RETURN IT TO US IN THE POSTPAID ENVELOPE.

  We greatly appreciate the interest expressed by our shareholders, and we are pleased that in the past so many of you have voted your shares either in person or by proxy. We hope that you will continue to do so and urge you to return your proxy card as soon as possible.

                                            Sincerely,
                 [SIGNATURE OF WALTER M. HIGGINS APPEARS HERE]

                   [LOGO OF AGL RESOURCES INC. APPEARS HERE]
                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 5, 1999

                               ----------------

To Our Shareholders:

  The Annual Meeting of Shareholders of AGL Resources Inc. ("AGL Resources") will be held at Cobb Galleria Centre (Ballroom), Two Galleria Parkway, Atlanta, Georgia, on Friday, February 5, 1999 at 10:00 a.m., local time. The following items of business will be discussed and voted upon during the meeting:

  1. A proposal to elect two directors, each for a term of three years.

  2. A proposal to adopt the AGL Resources Inc. Long-Term Incentive Plan
     (1999).

  3. Such other business as properly may come before the Annual Meeting or any adjournments thereof.

The Board of Directors does not know of any other business to be voted upon by the shareholders at the Annual Meeting.

The attached Proxy Statement discusses the above matters. The Board of Directors has fixed the close of business on November 27, 1998, as the record date for the determination of the shareholders entitled to receive notice of and to vote at this meeting or any adjournment.

PLEASE NOTE THAT THIS YEAR'S ANNUAL MEETING WILL BE HELD AT COBB GALLERIA CENTRE. IF YOU PLAN TO ATTEND, PLEASE REFER TO THE ENCLOSED MAP FOR DIRECTIONS. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN, DATE AND PROMPTLY MAIL THE ACCOMPANYING PROXY CARD IN THE ENCLOSED, POSTPAID ENVELOPE.

  We look forward to seeing you at the meeting.

                                        By Order of the Board of Directors

                   [LOGO OF MELANIE MCGEE PLATT APPEARS HERE]
                                        Melanie McGee Platt
                                        Corporate Secretary

Atlanta, Georgia
December 30, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
  Voting Information.......................................................   1
  Election of Directors....................................................   3
  Governance of the Company................................................   7
  Director Compensation....................................................   9
  Adoption of the AGL Resources Inc. Long-Term Incentive Plan (1999).......  10
  Security Ownership of Management.........................................  15
  Executive Compensation...................................................  17
  Other Matters Involving Directors and Executive Officers.................  24
  Nominating and Compensation Committee Report.............................  26
  Stock Performance Graph..................................................  29
  General Information......................................................  30

                   [LOGO OF AGL RESOURCES INC. APPEARS HERE]
                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308

                                   --------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 5, 1999

                               VOTING INFORMATION

PURPOSE

  This Proxy Statement and the accompanying proxy card are being mailed to shareholders of
AGL Resources Inc. ("AGL Resources" or the "Company") beginning on December 30, 1998. The
AGL Resources Board of Directors is soliciting proxies to be used at the 1999 Annual Meeting of Shareholders (the "Annual Meeting"), which will be held on Friday, February 5, 1999. We are soliciting proxies to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

WHO CAN VOTE

  All shareholders of record of AGL Resources Common Stock, $5 par value per share (the "Common Stock"), as of the close of business on November 27, 1998 are entitled to vote at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote on each matter on which the shareholders vote.

QUORUM AND SHARES OUTSTANDING

  A majority of the outstanding shares of AGL Resources Common Stock must be present, either in person or represented by proxy, in order to obtain a quorum and conduct the Annual Meeting. In order to determine whether a quorum is present at the Annual Meeting, the number of votes "for" and abstentions (including instructions to withhold authority to vote) will be counted. On November 27, 1998, 57,386,389 shares of
AGL Resources Common Stock were outstanding and eligible to be voted at the Annual Meeting.

BENEFICIAL OWNERS OF MORE THAN 5% OF VOTING STOCK

  A total of 4,738,384 shares (8.25%) of AGL Resources Common Stock was held of record on November 27, 1998 by the AGL Resources Inc. Retirement Savings Plus Plan, P.O. Box 4569, Atlanta, Georgia 30302. AGL Resources does not know of any other beneficial owner of more than 5% of the outstanding Common Stock of the Company.

REQUIRED VOTES - ELECTION OF DIRECTORS

  In voting for the proposal to elect the directors (Item 1 on the proxy card), shareholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Georgia law governs the voting on this proposal, and requires that directors be elected by a plurality of votes. That means that the nominees for the two director positions who receive the largest number of properly executed proxy votes will be elected as directors. Under Georgia law, votes that are withheld will not be counted and will have no effect.

REQUIRED VOTES - ADOPTION OF THE AGL RESOURCES INC. LONG-TERM INCENTIVE PLAN
(1999)

  In voting for the proposal to adopt the AGL Resources Inc. Long-Term Incentive Plan (1999) (Item 2 on the proxy card), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. Georgia law governs the voting on this proposal. This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal, provided that a quorum is present. Abstentions will not be counted and will have no effect.

VOTING OF SHARES BY HOLDERS OF COMMON STOCK

  AGL Resources is mailing a WHITE proxy card with this Proxy Statement to all AGL Resources shareholders of record. If you participate in the AGL Resources Inc. Direct Stock Purchase and Dividend Reinvestment Plan ("ResourcesDirect"), your WHITE proxy card represents shares held in ResourcesDirect, as well as shares that are registered in your name and held outside the plan. (Participants in certain employee benefit plans should read the following paragraph for instructions about how to vote those shares.) If you properly complete and return your WHITE proxy card and do not revoke it, your shares will be voted according to your instructions. IF YOU PROPERLY SIGN AND RETURN THE WHITE PROXY CARD BUT DO NOT SPECIFY HOW YOU WANT YOUR SHARES TO BE VOTED, YOUR SHARES WILL BE VOTED "FOR" THE PROPOSALS LISTED ON THE WHITE PROXY CARD AND DESCRIBED IN THIS PROXY STATEMENT.

  If your shares are registered in your name and you vote by proxy, you may revoke your WHITE proxy card at any time by:

  . executing and delivering a WHITE proxy card bearing a later date to the Corporate Secretary of the Company at P.O. Box 4569, Atlanta, Georgia 30302; or

  .  attending the Annual Meeting and voting in person.

VOTING OF SHARES BY PARTICIPANTS IN AGL RESOURCES EMPLOYEE BENEFIT PLANS

  AGL Resources is mailing a separate GREEN proxy card with this Proxy Statement to all participants in the following employee benefit plans:

  AGL Resources Inc. Retirement Savings Plus Plan (the "RSP Plan")
  AGL Resources Inc. Leveraged Employee Stock Ownership Plan ( the "LESOP")

  Your GREEN proxy card appoints The Northern Trust Company, which acts as Trustee for the RSP Plan and the LESOP, as your proxy, to vote your shares according to your instructions.

  You may revoke your GREEN proxy card at any time by:

  . executing and delivering a GREEN proxy card bearing a later date to the Trustee at the following address: The Northern Trust Company, Attention:
     Master Trust Administrator, Fifty South La Salle Street, Chicago, Illinois 60675.

  Under the RSP Plan and the LESOP, only the Trustee can vote your plan shares even if you or your beneficiary attend the Annual Meeting in person.

  If you do not return your GREEN proxy card or if you properly sign and return your GREEN proxy card but do not specify how you want your shares to be voted, the Trustee will vote the unvoted allocated shares in the LESOP in the same proportion as the LESOP shares that are voted by participants and beneficiaries. The Trustee will vote the unallocated LESOP shares and any unvoted RSP Plan shares, according to the instructions of the respective Administrative Committees of the plans, "FOR" the proposals listed on your GREEN proxy card and described in this Proxy Statement.

TABULATION OF VOTES

  If you properly complete and return your proxy card and do not revoke it, your shares will be voted according to your instructions. If your AGL Resources shares are held in street name or by a broker and you do not give voting instructions, brokers are prohibited, under certain circumstances, from voting on proposals. This results in "broker non-votes." Such "broker non-votes" are not considered in determining whether a quorum exists at the Annual Meeting and are not considered as votes cast for or against a proposal.

COSTS OF SOLICITATION

  AGL Resources will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers and employees, in person or by telephone, facsimile or electronic transmission. Directors, officers and employees will not be paid for those services. AGL Resources has hired Corporate Investor Communications, Inc. ("CIC"), a proxy solicitation firm, to assist in the distribution and solicitation of proxies. We will pay CIC approximately $5,000, plus reasonable out-of-pocket disbursements, for those services.

SHAREHOLDER ACCOUNT MAINTENANCE

  Our transfer and shareholder services agent is Wachovia Bank, N.A. All communications concerning accounts for shareholders of record, including address changes, name changes, inquiries to transfer shares and similar issues can be handled by making a toll-free call to the AGL Resources Shareholder Services number at 1-800-633-4236.

                ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY CARD)

  The Board of Directors presently consists of eleven members. The Board is divided into three classes, with the directors in each class serving a three-year term. Each year the shareholders elect a class of directors for a new term.

  The Board of Directors has nominated Frank Barron, Jr. and Walter M. Higgins for election as directors at the Annual Meeting. Messrs. Barron and Higgins presently are members of the Board of Directors and their terms are scheduled to end at the Annual Meeting. Each of the nominees has agreed to serve as a director if elected. If elected by the shareholders, Messrs. Barron and Higgins each will serve a three-year term which will end at the Annual Meeting of Shareholders in the year 2002.

  If either nominee becomes unable to stand for election, the proxies will vote all valid proxy cards for the election of the remaining nominee and for any substitute nominee named by the Board, or will allow the vacancy to remain open until filled by the Board, or will reduce the authorized number of directors, as the Board recommends.

  Following is information as of December 1, 1998 about the two director nominees and all current directors whose terms of office will continue after the Annual Meeting. Unless otherwise stated, all directors have been engaged in their principal occupations for more than the past five years.

   NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN THE YEAR 2002:

[Frank Barron,
Jr. Photo]
                      FRANK BARRON, JR., Vice President of Public Affairs of Rome Coca-Cola Bottling Company and previously officer and director of seven Coca-Cola Bottling Companies in Georgia. Mr. Barron, 66, has been a director since 1983.


[Walter M.
Higgins Photo]
                      WALTER M. HIGGINS, President and Chief Executive Officer of the Company since January 1998; Chief Executive Officer of Atlanta Gas Light Company ("AGLC"), a wholly owned subsidiary of the Company, since January 1998; President of AGLC from January 1998 until September 1998; Chairman of the Board, President and Chief Executive Officer of Sierra Pacific Resources ("Sierra Pacific") from January 1994 until January 1998; President and Chief Executive Officer of Sierra Pacific Power Company, a wholly owned subsidiary of Sierra Pacific, from February 1994 until January 1998; President and Chief Operating Officer of Sierra Pacific from November 1993 until January 1994; President and Chief Operating Officer of Louisville Gas and Electric Company from 1991 until November 1993; director of UTILX Corporation and AEGIS Insurance Services. Mr. Higgins, 54, has been a director since February 1998.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES.


                               ----------------

   DIRECTORS WHOSE TERMS CONTINUE UNTIL THE ANNUAL MEETING IN THE YEAR 2000:


[Otis A. Brumby,
Jr. Photo]
                      OTIS A. BRUMBY, JR., Chairman of the Board and Chief Executive Officer of The Marietta Daily Journal and Neighbor Newspapers, Inc. since October 1993 and previously President and Publisher of The Marietta Daily Journal and Neighbor Newspapers from March 1965 until October 1993; director of First Union - Georgia. Mr. Brumby, 58, has been a director since 1990.

[David R.
Jones Photo]
                      DAVID R. JONES, Chairman of the Board of Directors of the Company since February 1998; President and Chief Executive Officer of the Company since its organization in January 1996 until February 1998; Chairman and Chief Executive Officer of AGLC, a wholly owned subsidiary of the Company, from August 1997 until February 1998; President and Chief Executive Officer of AGLC from 1988 until August 1997; chairman of the Board of Directors of the Federal Reserve Bank of Atlanta. Mr. Jones, 61, has been a director since 1985.

[Wyck A. Knox,
Jr. Photo]
                      WYCK A. KNOX, JR., Partner in the law firm of Kilpatrick Stockton LLP; Chairman and Chief Executive Officer of Knox-Rivers Construction Company from 1976 until 1995; director of First Union - Georgia. Mr. Knox, 58, has been a director since November 1998.

[Albert G. Norman,
Jr. Photo]
                      ALBERT G. NORMAN, JR., Partner in the law firm of Long Aldridge & Norman LLP, counsel to the Company. Mr. Norman, 69, has been a director since 1976.

   DIRECTORS WHOSE TERMS CONTINUE UNTIL THE ANNUAL MEETING IN THE YEAR 2001:

[D. Raymond
Riddle Photo]
                      D. RAYMOND RIDDLE, Retired Chairman of the Board and Chief Executive Officer of National Service Industries, Inc. ("NSI") effective February 1996; Chairman of the Board and Chief Executive Officer of NSI from September 1994 until February 1996; President and Chief Executive Officer of NSI from January 1993 until September 1994; Executive Vice President of Wachovia Corporation and President and Chief Executive Officer of Wachovia Bank of Georgia, N.A. and Wachovia Corporation of Georgia from May 1987 until January 1993; director of Atlantic American Corporation, Equifax, Inc. and Gables Residential Trust. Mr. Riddle, 65, has been a director since 1978.

[Dr. Betty L.
Siegel Photo]
                      DR. BETTY L. SIEGEL, President of Kennesaw State University; director of Equifax, Inc. and National Service Industries, Inc. Dr. Siegel, 67, has been a director since 1986.

[Ben J. Tarbutton,
Jr. Photo]
                      BEN J. TARBUTTON, JR., Vice President of Sandersville Railroad Co. Mr. Tarbutton, 68, has been a director since 1983.

[Felker W. Ward,
Jr. Photo]
                      FELKER W. WARD, JR., Chairman of Pinnacle Investment Advisors, Inc., an investment banking firm and wholly owned subsidiary of Ward and Associates, Inc., since January 1994; President of Ward and Associates, Inc., an investment banking firm, from January 1988 until January 1998; Vice Chairman of Concessions International, Inc. ("Concessions") since 1997; President of Concessions from 1979 until 1997; director of Fidelity National Bank, Shoney's, Inc. and Abrams Industries, Inc. Mr. Ward, 65, has been a director since 1988.

                           GOVERNANCE OF THE COMPANY

BOARD OF DIRECTORS

  The business affairs of AGL Resources are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, AGL Resources' Articles and its Bylaws. Members of the Board are kept informed through reports routinely presented at Board and committee meetings by the Chief Executive Officer and other officers, and through other means. The Board of Directors held ten meetings in fiscal 1998. Each director attended at least 78% or more of the Board and all committee meetings.

COMMITTEES ESTABLISHED BY THE BOARD

  The Board of Directors has established the committees described below to assist it in discharging its duties. Actions taken by any committee of the Board are reported to the Board, usually at its meetings or by written report. Committee members are listed below. Biographical information about each of the directors is described above, at "Election of Directors."

             COMMITTEE MEMBERS OF THE BOARD AS OF DECEMBER 1, 1998

                               CORPORATE                              NOMINATING &
         AUDIT              RESPONSIBILITY          EXECUTIVE         COMPENSATION      STRATEGY & FINANCE
         -----              --------------          ---------         ------------      ------------------
O.A. Brumby, Jr., Chair  F. Barron, Jr., Chair W.M. Higgins, Chair D.R. Riddle, Chair  F.W. Ward, Jr., Chair
W.W. Bradley             O.A. Brumby, Jr.      F. Barron, Jr.      W.W. Bradley        F. Barron, Jr.
B.L. Siegel              W.M. Higgins          O.A. Brumby, Jr.    W.A. Knox, Jr.      W.M. Higgins
A.G. Norman, Jr.         D.R. Jones            D.R. Jones          B.L. Siegel         D.R. Jones
D.R. Riddle              W.A. Knox, Jr.        D.R. Riddle         B.J. Tarbutton, Jr. A.G. Norman, Jr.
                         F.W. Ward, Jr.        B.J. Tarbutton, Jr.                     B.J. Tarbutton, Jr.
                                               F.W. Ward, Jr.

AUDIT COMMITTEE

  The Audit Committee met two times in fiscal 1998. Its duties and responsibilities are to, among other things:

  .  Consider the choice of the Company's independent public accountants.

  .  Review the planned scope of the audit and the results of the audit.

  .  Review the results of the Company's internal audit program.

  . Convey information between the Board of Directors and the Company's independent public accountants and auditors.

CORPORATE RESPONSIBILITY COMMITTEE

  The Corporate Responsibility Committee met one time in fiscal 1998. Its duties and responsibilities are to, among other things:

  . Make periodic reviews of pension and benefit plans (including the investment of funds).

  . Identify and monitor broad governmental, social and environmental trends that could affect the Company's performance and the related interests of its employees, shareholders, customers and the general public.

  .Review and monitor matters relating to employee and community health and safety.

  .Review and monitor corporate policy with respect to charitable giving.

EXECUTIVE COMMITTEE

  The Executive Committee met three times in fiscal 1998. The Executive Committee may meet during intervals between Board meetings and has all the authority of the Board, subject to limitations imposed by law or the Company's Bylaws.

NOMINATING AND COMPENSATION COMMITTEE

  The Nominating and Compensation Committee met six times in fiscal 1998. Its duties and responsibilities are to, among other things:

  .Review and develop management succession and executive development plans.

  . Recommend for election the officers of the Company and AGLC and the presidents of each of the other principal subsidiaries of the Company.

  . Review the performance of and recommend the appropriate compensation level for those officers, including base salaries, long-term incentive compensation, other incentive compensation, and benefits.

  . Review and recommend any changes in the Company's various benefit programs.

  . Review the compensation paid to the members of the Company's Board of Directors and make recommendations for adjustments, as appropriate.

  .  Identify and recommend the nominees for election to the Board.

Although the Nominating and Compensation Committee has not established any formal procedures for considering nominees recommended by shareholders, it will consider any nominees.

STRATEGY AND FINANCE COMMITTEE

  On May 1, 1998, the Board approved the formation of the Strategy and Finance Committee. The Strategy and Finance Committee met for the first time on November 4, 1998. This Committee has responsibility for considering and making recommendations about short- and long-term business objectives and strategies; strategic business combinations; the Company's entry into new businesses; the Company's operating plans and budgets; the Company's capitalization; financing plans; and dividend policy.

                             DIRECTOR COMPENSATION

FEES AND OTHER COMPENSATION

  Each non-employee director of the Company receives an annual retainer for services as a director, which is paid in accordance with the terms of the AGL Resources Inc. 1996 Non-Employee Directors Equity Compensation Plan, as set forth in the following paragraph. In addition, each non-employee director receives $1,000 for attendance at each meeting of the Board and any standing committee of which he or she is a member. Directors are reimbursed for expenses incurred in connection with attendance of meetings of the Board and committees. Any director who is an officer or employee of the Company does not receive any compensation for his or her services as a director or as a member of a standing committee of the Board.

  1996 NON-EMPLOYEE DIRECTORS EQUITY COMPENSATION PLAN. All non-employee directors participate in the AGL Resources Inc. 1996 Non-Employee Directors Equity Compensation Plan (the "Directors Plan"). The Directors Plan provides for an automatic grant to each non-employee director on the first day of each annual service term of (i) an award of AGL Resources Common Stock equal in fair market value on such date to the $16,000 annual retainer payable to each director and (ii) a nonqualified stock option to purchase the same number of shares of Common Stock as are awarded on such date in payment of the retainer. Additionally, the Directors Plan allows a non-employee director to make an advance irrevocable election to defer receipt of meeting fees under the Common Stock Equivalent Plan described below. The per share option exercise price is equal to the fair market value of the Company's Common Stock on the date of grant of the option. The stock award may not be sold or transferred until the expiration of six months from the date of issuance. Directors realize value from option grants only to the extent that the fair market value of the Common Stock of the Company on the date of exercise of the option exceeds the fair market value of the Common Stock on the date of grant.

  For the 1998 annual term of service, Dr. Siegel and Messrs. Barron, Brumby, Norman, Riddle, Tarbutton and Ward each were granted stock awards for 798 shares. The share amount was calculated by dividing the $16,000 annual retainer fee by $20.0625, the then current per share fair market value of AGL Resources Common Stock. Each of the directors also was granted an option to purchase 798 shares at $20.0625 per share. In addition, Waldo W. Bradley, a current director who is not standing for re-election, L.L. Gellerstedt, III, a former director who resigned in 1998, and Charles McKenzie Taylor, a former director who retired in 1998, each received a stock award for 798 shares and an option to purchase 798 shares at $20.0625 per share. (See "Security Ownership of Management" below.)

  1998 COMMON STOCK EQUIVALENT PLAN FOR NON-EMPLOYEE DIRECTORS. In order to further encourage ownership of AGL Resources Common Stock by directors, the Company also maintains the Common Stock Equivalent Plan for Non-Employee Directors. The plan became effective in January 1998 and allows non-employee directors to invest their meeting fees in common stock equivalents. Common stock equivalents are bookkeeping entries that track the performance of AGL Resources Common Stock and are not actual shares of stock. The bookkeeping entries reflect fluctuations based on AGL Resources Common Stock price changes, dividends, stock splits and other capital changes. At the end of their board service, directors receive a cash distribution based on the value of their common stock equivalents and dividends.

  DEFERRED COMPENSATION PLAN FOR CORPORATE DIRECTORS. The Company also maintains the AGL Resources Inc. Deferred Compensation Plan for Corporate Directors. Under this plan, a non-employee director may defer receipt of meeting fees. Deferred fees are credited during the calendar year and accrue interest at a rate equal to the rate applicable to the first auction of 26-week Treasury Bills during the calendar year.

  Generally, a participant will receive payment of his or her benefit under the plan in a lump sum or in a series of five annual cash installments, beginning after such participant attains age 70 or after the director otherwise retires from service on the Board. The total amount of the cash payment(s) is (are) determined by the amount of fees deferred plus the interest accrued thereon. If a director dies before receiving full payment of his or her benefit under the plan, the remaining amount will be paid to the beneficiary designated by the director.

       ADOPTION OF THE AGL RESOURCES INC. LONG-TERM INCENTIVE PLAN (1999)
                           (ITEM 2 ON THE PROXY CARD)

GENERAL

  The Board of Directors has adopted the AGL Resources Inc. Long-Term Incentive Plan (1999) (the "LTIP"), subject to shareholder approval. If our shareholders approve the LTIP at the Annual Meeting, the LTIP will be effective as of January 1, 1999 (the "effective date").

  The purpose of the LTIP is to encourage ownership of AGL Resources Common Stock by eligible employees. The Company believes that the LTIP will give eligible employees an added incentive to continue in the employ of the Company or its related companies. In addition, the LTIP will align the long-term interests of eligible employees with those of the shareholders by stimulating such employees' efforts to promote the growth, efficiency and profitability of the Company and its related companies. The LTIP also may help to attract outstanding employees to the service of the Company and its related companies.

  The following is a brief summary of the principal features of the LTIP.

TYPES OF INCENTIVE COMPENSATION

  The LTIP provides for the following types of long-term incentive compensation:

  .  Stock Options;

  .  Restricted Stock; and

  .  Performance Units.

Stock Options consist of incentive stock options ("ISOs"), nonqualified stock options ("NQSOs") and reload options. AGL Resources intends that ISOs granted under the LTIP qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). NQSOs are stock options that do not qualify as ISOs. Stock Options, Restricted Stock and Performance Units collectively are referred to as "Awards."

ADMINISTRATION

  The Nominating and Compensation Committee of the Board of Directors (the "Committee") will administer the LTIP. The Committee, or a subcommittee thereof if required for Code (S)162(m) compliance, will have full discretionary authority concerning the issuance of Awards under the LTIP and the interpretation and administration of the LTIP. The Committee will decide whether and to what extent Awards will be structured to conform with Code
(S)162(m) requirements applicable to performance-based compensation. All decisions of the Committee and its actions with respect to the LTIP are final, binding and conclusive. Members of the Committee will be indemnified by the Company against actual or threatened litigation so long as they act in good faith and in the best interests of the Company.

SHARES AVAILABLE

  The maximum number of shares that may be issued under the LTIP is the aggregate of: (i) 2,800,000 shares of Common Stock; (ii) the remaining shares available for issuance under the AGL Resources Inc. Long-Term Stock Incentive Plan of 1990, a shareholder approved plan (the "LTSIP") which, as of December 1, 1998 was approximately 240,000 shares; and (iii) the number of shares, to the extent authorized by the Company's Board of Directors for purposes of the LTIP, repurchased by the Company in the open market or in a private transaction after the effective date. Shares issuable under the LTIP are subject to adjustment as provided in the LTIP for stock splits, stock dividends, recapitalizations and other similar transactions or events. (See "Adjustments" below.) Shares issued under the LTIP may be shares of original issuance, treasury shares or shares acquired by the Company in the open market.

ELIGIBILITY

  Key employees of our Company and its related companies are eligible to participate in the LTIP. As of December 1, 1998, approximately 220 persons were eligible to participate in the LTIP.

STOCK OPTIONS

  GRANT AND TRANSFERABILITY OF STOCK OPTIONS. Stock Options granted under the LTIP represent rights to purchase shares of the Common Stock within a fixed period of time and at a specified price per share (the "exercise price"). The Committee will decide the term of each Stock Option, although, generally, the term may not exceed ten years from the date of grant (or five years from the date of grant for an ISO optionee who owns more than 10% of the voting power of all classes of stock of either the Company or any "parent" or "subsidiary" of the Company as defined in Code (S)424). A participant does not pay any consideration for the grant of a Stock Option. Unless the Committee specifies otherwise, an optionee may transfer a Stock Option only by will or by the laws of descent and distribution. A participant may not be granted Stock Options with respect to more than 500,000 shares of Common Stock in any one calendar year.

  EXERCISE PRICE. The exercise price of each Stock Option will be the fair market value of the Common Stock as of the date of grant (110% of the fair market value of the Common Stock as of the date of grant for an ISO optionee who owns more than 10% of the voting power of all classes of stock of either the Company or any "parent" or "subsidiary" of the Company as defined in Code
(S)424).

  EXERCISE OF STOCK OPTIONS. An optionee must pay the full exercise price upon exercise of a Stock Option. The exercise price may be paid in cash, by the transfer to the Company of unrestricted shares of Common Stock, by broker-assisted cashless exercise, by any combination of the foregoing methods, or by any other form of payment permitted by the Committee. An optionee will have rights as a shareholder of the Company only when the optionee has paid the exercise price in full and the shares have been issued to the optionee.

  TERMINATION OF EMPLOYMENT OR DEATH. As noted above, the term of a Stock Option generally may not exceed ten years. In the event of an optionee's termination of employment due to death, disability or retirement, any outstanding Stock Option will become exercisable immediately. The Committee has the authority to accelerate the exercisability of any Stock Option or extend the original expiration date as long as the extended expiration date does not exceed ten years from the date of grant.

  RELOAD OPTIONS. In the discretion of the Committee, any Stock Option may be accompanied by a reload option. A reload option may be granted only to individuals who are actively employed by the Company or a related company at the time the grant is made. A reload option is a Stock Option that is granted to an optionee who pays for all or part of a Stock Option with shares of Common Stock and represents an additional Stock Option to acquire the same number of shares as is tendered by the optionee to pay for the original Stock Option. A reload option is subject to all of the same terms and conditions as the original Stock Option, except that the exercise price for the reload option will be the fair market value of the Common Stock as of the date of grant of such reload option.

  CHANGE IN CONTROL. In the event of a change in control of the Company, all Stock Options become immediately exercisable for the full number of shares. For purposes of the LTIP, a change in control of the Company means the occurrence of any of the following events: (i) the acquisition by a person or group of persons of 10% or more of the voting securities of the Company; (ii) the approval by the shareholders of a merger, business combination, or sale of 50% or more of the Company's assets, the result of which is that less than 80% of the voting securities of the resulting corporation is owned by the former shareholders of the Company; or (iii) the failure, during any two-year period, of incumbent directors to constitute at least a majority of the Board of Directors of the Company.

RESTRICTED STOCK

  The Committee may issue Restricted Stock to key employees in its sole discretion. A key employee may not receive more than 50,000 shares of Restricted Stock in any one calendar year. The Committee will specify in a Restriction Agreement the manner in which Restricted Stock will vest and become nonforfeitable, as well as any conditions, restrictions and contingencies to which the Restricted Stock may be subject. Such conditions, restrictions and contingencies may consist of a requirement of continuous service and/or the satisfaction of one or more performance goals as described below. The Committee has the right to accelerate the vesting of any Restricted Stock issued under the LTIP. A recipient of Restricted Stock will have immediate rights of ownership in the shares of Restricted Stock, including the right to vote the shares and the right to receive dividends with respect to the shares. A participant does not pay any consideration for the issuance of Restricted Stock. Unless otherwise specified by the Committee, however, a recipient may not transfer shares of Restricted Stock while such shares are still subject to restriction. In addition, unless otherwise specified by the Committee, all shares of Restricted Stock which remain subject to restriction upon the recipient's termination of employment for any reason will be forfeited as of the date of such termination of employment. In the event of a change in control of the Company (as defined in the preceding section), all shares of Restricted Stock will become vested and nonforfeitable.

PERFORMANCE UNITS

  The Committee may issue Performance Units to key employees in its sole discretion. A key employee may not receive more than 50,000 Performance Units in any one calendar year. A Performance Unit is the right, subject to such conditions, restrictions and contingencies as the Committee determines, to receive one share of Common Stock in the future. When the Committee issues a Performance Unit, it will establish a bookkeeping account for the recipient to reflect the number of Performance Units issued to the recipient. The recipient's Performance Unit account will be credited with Performance Units and dividend equivalents. A participant does not pay any consideration for the issuance of Performance Units.

  The Committee will specify in a Performance Unit Agreement the manner in which Performance Units will vest and become nonforfeitable, as well as any conditions, restrictions and contingencies to which the Performance Units may be subject. Such conditions, restrictions and contingencies may consist of a requirement of continuous service and/or the satisfaction of one or more performance goals as described below. The Committee may accelerate the vesting of Performance Units issued under the LTIP. Unless otherwise specified by the Committee, a recipient may not transfer Performance Units, and all Performance Units will be forfeited as of the date of the optionee's termination of employment for any reason. A participant is not entitled to vote the Performance Units or the shares subject to the Performance Units. In the event that Performance Units vest, the participant will receive shares of the Company's Common Stock representing the vested number of Performance Units (including accrued dividends) standing in the participant's account. In the event of a change in control of the Company (as defined in the preceding section), all Performance Units will become vested and nonforfeitable.

PERFORMANCE GOALS

  The vesting of Restricted Stock and Performance Units, which are intended to conform with the requirements of Code (S)162(m), will be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee no more than 90 days after the commencement of the performance period or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, will be based upon one or more of the following criteria:
(i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders' equity; (vii) capital expenditures; (viii) expense management; (ix) return on investment; (x) improvements in capital structure;
(xi) profitability of an identifiable business unit or product; (xii) maintenance or improvement of profit margins; (xiii) stock price; (xiv) market share; (xv) revenues or sales;

(xvi) costs; (xvii) cash flow; (xviii) working capital; (xix) return on assets; or (xx) gross or net profit. The foregoing criteria may relate to the Company, one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. To the degree consistent with Code
(S)162(m), the performance goals may be calculated without regard to extraordinary items.

TERMINATION AND AMENDMENT

  The LTIP is expected to remain in effect until December 31, 2008, or as long as any awards are outstanding. The Board, however, may amend or terminate the LTIP at any time. If the Board amends the LTIP, the amendment will not adversely affect the rights of individuals who have outstanding Awards unless such individuals agree to the amendment. The Committee may amend any agreement under the LTIP if the amended agreement is signed by the Company and the applicable participant.

ADJUSTMENTS

  If AGL Resources is involved in a corporate transaction (including any recapitalization, reclassification, reverse or forward stock split, stock dividend, extraordinary cash dividend, merger, consolidation, split-up, spin-off, combination or exchange of shares) which constitutes a change in control of the Company under the LTIP, the Committee will make an appropriate and equitable adjustment to the number and kind of shares that are issuable under the LTIP, will take action to adjust the number and kind of shares of Common Stock subject to outstanding Awards, will take action to adjust the exercise price of outstanding Stock Options, and will make any other equitable adjustments. Additionally, if AGL Resources is involved in certain corporate transactions which do not constitute a change in control but which require shareholder approval, the Committee may make certain equitable decisions regarding the stock to which Awards will pertain, the number of resulting Awards and the vesting and/or exercisability of the Awards.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief general description of the consequences under the Code of the receipt or exercise of awards under the LTIP:

  INCENTIVE STOCK OPTIONS. An optionee has no tax consequences upon grant or, generally, upon exercise of an ISO. If an optionee disposes of the Common Stock acquired upon exercise of an ISO after the expiration of the requisite holding periods (i.e., two years after the date of grant of the ISO and one year after the date of issuance of the ISO shares to the optionee), then upon the sale of the shares any amount realized in excess of the exercise price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If an optionee disposes of the Common Stock acquired upon exercise of an ISO before the expiration of the requisite holding periods described above, the optionee will recognize ordinary income in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price paid for the shares.

  An optionee may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the Common Stock subject to ISOs which first become exercisable by an optionee in any one calendar year exceeds $100,000. If that occurs, the excess shares will be treated as though they are subject to an NQSO instead of an ISO. Upon exercise of an option with respect to those shares, the optionee will have the tax consequences described below with respect to the exercise of NQSOs.

  Additionally, except to the extent that an optionee has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share of the Common Stock at the time of exercise of the ISO exceeds the option price will be included in determining an optionee's alternative minimum taxable income, and may cause the optionee to incur an alternative minimum tax liability in the year of exercise.

  There will be no tax consequences to the Company upon issuance or, generally, upon exercise of an ISO. However, to the extent that an optionee recognizes ordinary income upon exercise, as described above, the Company generally will have a deduction in the same amount.

  NONQUALIFIED STOCK OPTIONS. Neither the Company nor the optionee has income tax consequences from the grant of NQSOs. Generally, in the tax year when an optionee exercises NQSOs, the optionee recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price for such shares. The Company generally will have a deduction in the same amount as the ordinary income recognized by the optionee in the Company's tax year in which or with which the optionee's tax year (of exercise) ends.

  RESTRICTED STOCK. A holder of restricted stock will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments, income is recognized equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock.

  However, a holder of restricted stock may elect instead to recognize ordinary income for the taxable year in which he or she receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to him or her (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of the election.

  PERFORMANCE UNITS. A holder of performance units will not recognize income upon grant of performance units so long as they are subject to a substantial risk of forfeiture. A holder of a Performance Unit will recognize ordinary income in any tax year only with respect to the units that become nonforfeitable and for which shares of the Company's Common Stock are issued during that year. The income recognized will be equal to the fair market value of the shares issued determined as of the time of share issuance. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the units.

LIMITATION ON COMPANY DEDUCTIONS

  Code (S)162(m) provides that no federal income tax deduction is allowed for compensation paid to a "covered employee" in any taxable year of the Company to the extent that such compensation exceeds $1,000,000. For this purpose, "covered employees" generally are the chief executive officer of the Company and the four most highly compensated officers of the Company. The term "compensation" generally includes amounts includable in gross income as a result of the exercise of stock options or stock appreciation rights, or the receipt of restricted stock. This deduction limitation does not apply to compensation that is: (i) commission-based compensation; (ii) performance-based compensation; (iii) compensation which would not be includable in an employee's gross income; and (iv) compensation payable under a written binding contract in existence on February 17, 1993, and not materially modified thereafter.

  The Company intends that the LTIP and awards made under the LTIP will meet the Code (S)162(m) requirements for the exemption of performance-based compensation. Any vesting of Restricted Stock or Performance Units which are intended to be performance-based compensation will be subject to the written certification of the Committee that the performance measures were satisfied. Shareholder approval of the LTIP is necessary for the Awards to meet the Code
(S)162(m) exemption.

ERISA

  The LTIP is not, and is not intended to be, an employee benefit plan or tax-qualified retirement plan. The LTIP is not, therefore, subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code (S)401(a).

STOCK AWARDS GRANTED UNDER THE LTIP

  As of December 1, 1998, no Awards have been granted under the LTIP. The number and kind of Awards to be granted prospectively to eligible participants is not determinable. Because non-employee directors are not eligible to participate in the LTIP, such directors will not be granted any Awards under the LTIP.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                 THE ADOPTION OF THE LONG-TERM INCENTIVE PLAN.

                               ----------------

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information as of September 30, 1998 about the ownership of AGL Resources Common Stock by each director and director nominee, by each executive officer named in the Summary Compensation Table who is not a director (collectively, the "named executive officers") and by all executive officers and directors as a group, based on information furnished to the Company.

                                                         "SHARES" AND
                                            BENEFICIAL      "SHARE
                                             OWNERSHIP   EQUIVALENTS"
                                               AS OF      HELD UNDER
                                           SEPTEMBER 30,   DEFERRAL
  NAME                                     1998(1)(2)(3)  PLANS (4)     TOTAL
-------------------------------------------------------------------------------
  Frank Barron, Jr.                             39,846         457       40,303
-------------------------------------------------------------------------------
  Otis A. Brumby, Jr.                           22,166         559       22,725
-------------------------------------------------------------------------------
  Walter M. Higgins                            224,897         561      225,458
-------------------------------------------------------------------------------
  David R. Jones                               293,187       3,624      296,811
-------------------------------------------------------------------------------
  Albert G. Norman, Jr.                         18,633         --        18,633
-------------------------------------------------------------------------------
  D. Raymond Riddle                              6,966         558        7,524
-------------------------------------------------------------------------------
  Dr. Betty L. Siegel                            7,352         356        7,708
-------------------------------------------------------------------------------
  Ben J. Tarbutton, Jr.                          9,803         757       10,560
-------------------------------------------------------------------------------
  Felker W. Ward, Jr.                            8,434         403        8,837
-------------------------------------------------------------------------------
  Charles W. Bass                              158,717       2,163      160,880
-------------------------------------------------------------------------------
  J. Michael Riley                              63,619         404       64,023
-------------------------------------------------------------------------------
  Richard H. Woodward                           86,790         920       87,710
-------------------------------------------------------------------------------
  Thomas H. Benson                             132,761       3,100      135,861
-------------------------------------------------------------------------------
  Robert L. Goocher                            142,793       6,219      149,012
-------------------------------------------------------------------------------
  All executive officers and directors as
   a group (18 persons)(5)                   1,302,275      20,811    1,323,086

--------
(1) As of September 30, 1998, no individual director, director nominee or executive officer of the Company owned beneficially 1% or more of the outstanding Common Stock of the Company. Additionally, as of September 30, 1998, all executive officers and directors as a group owned beneficially 2.2% of the outstanding Common Stock of the Company. Beneficial ownership as reported in this Proxy Statement has been determined in accordance with regulations of the Securities and Exchange Commission (the "Commission") and includes shares of Common Stock which may be acquired within 60 days upon the exercise of outstanding stock options and excludes "shares" and "share equivalents" held under deferral plans. Except as otherwise indicated in footnote (2) below, all executive officers, directors and director nominees have sole voting and investment power with respect to the shares shown.

(2) With regard to Mr. Jones, the shares shown include 65,822 shares for which he shares voting and investment power and 1,474 shares which are held of record by the spouse of Mr. Jones as to which he disclaims beneficial ownership; with regard to Mr. Norman, the shares shown include 5,008 shares for which he shares voting and investment power; with regard to Mr. Bass, the shares shown include 4,111 shares for which he shares voting and investment power; with regard to Mr. Goocher, the shares shown include 11,975 shares for which he shares voting and investment power; with regard to Mr. Riley, the shares shown include 2,123 shares for which he shares voting and investment power; and with regard to the group, the shares shown include 89,039 shares held with shared voting and investment power and 1,474 shares held of record by certain spouses of members of the above-referenced group as to which the respective members of the group disclaim beneficial ownership.

(3) For the directors, the shares shown include 2,483 shares which may be acquired by each of Messrs. Barron, Brumby, Norman, Riddle, Tarbutton and Ward and Dr. Siegel upon exercise of stock options granted under the Directors Plan.

    For the named executive officers, the shares shown include shares which may be acquired upon exercise of stock options granted pursuant to the LTSIP as follows: Mr. Higgins - 194,889 shares; Mr. Jones - 182,384; Mr. Bass -
     123,863 shares; Mr. Riley - 49,872 shares; Mr. Woodward - 59,671 shares; Mr. Benson - 114,157 shares; and Mr. Goocher - 114,311 shares.

    For all executive officers and directors as a group, the shares shown include an aggregate of 921,494 shares which may be acquired upon the exercise of stock options granted under the Directors Plan and the LTSIP.

(4) Represents shares of AGL Resources Common Stock, AGL Resources Common Stock Equivalents and accrued dividends held under deferral plans. The amounts deferred track the performance of AGL Resources Common Stock and are payable in cash. The shares and share equivalents may not be voted or transferred.

(5) Includes holdings by Mr. Taylor, a director of the Company since 1984, who retired as a director of the Company, effective November 1998. Includes holdings by Mr. Bradley, a director of the Company since 1991. Mr. Bradley, whose term is scheduled to end at the Annual Meeting, is not standing for re-election. Excludes holdings by Mr. Gellerstedt, a director of the Company since 1996, who tendered his resignation as a director of the Company, effective May 1998. Each of Messrs. Taylor, Bradley and Gellerstedt has retired or resigned or will resign as a director due to business or personal demands. The Company greatly appreciates the significant contributions to the Company of Messrs. Taylor, Bradley and Gellerstedt during their years of service as directors of the Company.

    Excludes holdings by Mr. Knox, a director elected November 6, 1998 to fill the vacancy created by the resignation of Mr. Taylor. As of the date of his election as a director, Mr. Knox beneficially owned 378 shares of AGL Resources Common Stock.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

  Table 1 shows, for the last three fiscal years, the total compensation paid to or accrued by the Company for each of the named executive officers.

                      TABLE 1: SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION       LONG-TERM COMPENSATION
                                     ------------------------------ ------------------------
                         FISCAL YEAR                      OTHER     RESTRICTED   SECURITIES   ALL OTHER
                            ENDED                         ANNUAL       STOCK     UNDERLYING    COMPEN-
   NAME AND PRINCIPAL     SEPTEMBER   SALARY   BONUS   COMPENSATION   AWARDS       OPTIONS     SATION
        POSITION             30       ($)(1)   ($)(2)     ($)(3)      ($)(4)       (#)(5)      ($)(6)
-------------------------------------------------------------------------------------------------------
WALTER M. HIGGINS           1998     $350,003 $750,000   $75,144     $   401,250     200,000   $29,442
 President and              1997           --       --        --              --          --        --
 Chief Executive Officer    1996           --       --        --              --          --        --
-------------------------------------------------------------------------------------------------------
DAVID R. JONES              1998      500,000       --        --              --          --    37,695
 Chairman of the Board      1997      495,077       --        --         150,012      49,689    41,512
 (President and Chief       1996      474,923  160,800        --              --      37,161    46,080
 Executive Officer
 through January
 1998)(7)
-------------------------------------------------------------------------------------------------------
CHARLES W. BASS             1998      305,769  147,930        --          30,006      26,087    21,205
 President of AGL           1997      277,538   26,000        --          56,994      24,783    19,485
 Investments, Inc.*         1996      248,885   83,600        --              --      20,129    17,069
-------------------------------------------------------------------------------------------------------
J. MICHAEL RILEY            1998      191,500   93,635        --           9,358       9,292    12,805
 Senior Vice President      1997      173,808   16,400        --          17,911       9,499    11,354
 and Chief Financial        1996      152,750   51,690        --              --       8,465    10,117
 Officer
-------------------------------------------------------------------------------------------------------
RICHARD H. WOODWARD         1998      208,039   92,900        --          10,143      14,655    14,550
 Senior Vice President      1997      190,273   17,900        --          19,481      12,537    12,605
                            1996      174,496   58,465        --              --       9,239    12,082
-------------------------------------------------------------------------------------------------------
THOMAS H. BENSON            1998      222,115   96,000        --          30,006      30,087    79,797
 (Executive Vice            1997      277,538   26,000        --          56,994      27,015    20,045
 President through          1996      248,885   83,600        --              --      20,129    17,497
 June 30, 1998)(7)
-------------------------------------------------------------------------------------------------------
ROBERT L. GOOCHER           1998      225,577   95,430        --          30,006      58,305   112,407
 (Executive Vice            1997      277,538   26,000        --          56,994      24,783    17,731
 President through          1996      248,885   83,600        --              --      20,129    15,522
 July 3, 1998)(7)

--------
 * A wholly owned subsidiary of the Company
(1) Includes before-tax contributions for the indicated fiscal years made to the RSP Plan and the AGL Resources Inc. Nonqualified Savings Plan (the "NSP").
(2) Reflects for each of the named executive officers other than Messrs. Higgins and Jones annual incentive compensation earned in fiscal 1998 and paid in fiscal 1999. For Mr. Higgins, reflects a one-time signing incentive paid to defray the loss of incentive income and benefits associated with his resignation from his former employer, $250,000 of which was paid in fiscal 1999. Reflects for each of the named executive officers other than Messrs. Higgins and Jones annual incentive compensation earned in 1997 and paid in fiscal 1998. Reflects for each of the named executive officers other than Mr. Higgins annual incentive compensation earned in 1996 and paid in fiscal 1997. Reflects for each of the named executive officers other than Messrs. Higgins and Jones annual incentive compensation earned in 1995 and paid in fiscal 1996.

(3) Reflects reimbursement of taxes related to the Company's payment of relocation expenses for Mr. Higgins. The taxes were incurred in fiscal 1998 and reimbursed in fiscal 1999.
(4) Dollar amounts shown equal the number of shares of restricted stock multiplied by the fair market value on the date of grant. The number and value of aggregate restricted stock holdings on September 30, 1998, based on the fair market value of the Company's Common Stock at September 30, 1998 of $19.375, were as follows: Mr. Higgins - 20,000 shares ($387,500);
    Mr. Jones - 6,212 shares ($120,358); Mr. Bass -3,851 shares ($74,613); Mr.
    Riley - 1,207 shares ($23,386); Mr. Woodward - 1,311 shares ($25,401);
    Mr. Benson - 0 shares ($-0-); and Mr. Goocher - 0 shares ($-0-). (During fiscal 1998, unvested shares of restricted stock were forfeited to the Company by Messrs. Benson and Goocher.) The shares of restricted stock issued to the named executive officers vest over a period of up to three years. Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares. (See "Nominating and Compensation Committee Report" below.) For fiscal 1998, reflects for Mr. Higgins a one-time issuance of restricted stock on the date of his employment which vests in equal installments over a three-year period.
(5) Includes grants of reload options pursuant to the LTSIP. For fiscal 1998, reflects for Mr. Higgins a one-time stock option granted on the date of his employment.
(6) All Other Compensation paid during fiscal 1998 includes the following: (i) Company contributions to the LESOP: Mr. Higgins - $0; Mr. Jones - $1,435; Mr. Bass - $1,435; Mr. Riley - $1,435; Mr. Woodward -$1,435; Mr. Benson -
     $1,435; and Mr. Goocher - $1,435; (ii) Company contributions to the RSP
    Plan: Mr. Higgins - $3,000; Mr. Jones - $3,250; Mr. Bass - $5,726; Mr.
    Riley - $6,191; Mr. Woodward -$5,696; Mr. Benson - $5,107; Mr. Goocher -
     $5,063; (iii) Company contributions to the NSP: Mr. Higgins - $6,000; Mr. Jones - $0; Mr. Bass - $5,738; Mr. Riley - $1,238; Mr. Woodward - $2,599;
    Mr. Benson - $5,108; and Mr. Goocher - $7,313; (iv) premiums paid by the Company for life insurance policies, any proceeds of which are payable to the respective beneficiaries designated by the named officers: Mr.
    Higgins - $20,422; Mr. Jones - $33,010; Mr. Bass - $8,306; Mr. Riley -
     $3,941; Mr. Woodward - $4,820; Mr. Benson - $9,088; and Mr. Goocher - $6,288; and (v) retirement and separation benefits paid by the Company:
    Mr. Benson - $59,058 and Mr. Goocher - $92,308.
(7) During fiscal 1998, Mr. Jones, Chairman of the Board, retired from his position as President and Chief Executive Officer and announced his retirement as Chairman effective June 1, 1999. During fiscal 1998, Messrs. Benson and Goocher served as Executive Vice Presidents of the Company through June 30, 1998 and July 3, 1998, respectively.

OPTION GRANTS

  Table 2 sets forth information regarding the number and terms of stock options granted to the named executive officers during the fiscal year ended September 30, 1998. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Present Value" column. An officer realizes value from a stock option only to the extent that the price of AGL Resources Common Stock on the exercise date exceeds the price of the stock on the grant date. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated below. Those amounts should not be used to predict stock performance.

                   TABLE 2: OPTION GRANTS IN LAST FISCAL YEAR

                       NUMBER OF
                       SECURITIES    % OF TOTAL
                       UNDERLYING     OPTIONS
                        OPTIONS      GRANTED TO  EXERCISE OR             GRANT DATE
                        GRANTED     EMPLOYEES IN BASE PRICE  EXPIRATION PRESENT VALUE
         NAME            (#)(1)     FISCAL YEAR   ($/SH)(2)     DATE       ($)(3)

--------------------------------------------------------------------------------
  Walter M. Higgins     189,778         23.4%     $19.5625    1/14/08     $535,174
                         10,222(4)       1.3       19.5625    1/14/08       28,826

--------------------------------------------------------------------------------
  David R. Jones             --           --            --         --           --

--------------------------------------------------------------------------------
  Charles W. Bass         9,938(4)       1.2       20.1250     2/9/08       30,609
                         16,149          1.9       20.1250     2/9/08       49,739

--------------------------------------------------------------------------------
  J. Michael Riley        9,292(4)       1.1       20.1250     2/9/08       28,619

--------------------------------------------------------------------------------
  Richard H. Woodward     9,937(4)       1.2       20.1250     2/9/08       30,606
                            150           *        20.1250     2/9/08          462
                          4,568           *        22.0625     2/1/01       12,471

--------------------------------------------------------------------------------
  Thomas H. Benson        9,938(4)       1.2       20.1250     2/9/08       30,609
                         16,149          1.9       20.1250     2/9/08       49,739
                          4,000           *        20.0000     2/3/05       12,000

--------------------------------------------------------------------------------
  Robert L. Goocher       9,938(4)       1.2       20.1250     2/9/08       30,609
                         16,149          1.9       20.1250     2/9/08       49,739
                          7,456(5)       1.0       19.8125     2/7/02       18,193
                         10,000(5)       1.2       19.8125     2/3/05       27,800
                         13,414(5)       1.7       19.8125     2/4/04       36,352
                          1,348(5)        *        19.8125    4/24/02        3,316



--------
 * Less than one percent
(1) Options were granted to the named executive officers under the LTSIP at prices equal to the fair market value on the date of grant. Incentive options are subject to a statutory limitation of $100,000 value of options first becoming exercisable in a calendar year. Nonqualified stock options become exercisable six months after the date of grant. Options are subject to early termination upon the occurrence of certain events related to termination of employment. All options immediately become exercisable in the event of a change in control.
(2) The exercise price of options may be paid in cash, by delivery of already-owned shares of Common Stock of the Company or by any other method approved by the Nominating and Compensation Committee, which administers the LTSIP. To the extent that the exercise price of an option is paid with shares of Common Stock of the Company, a "reload option" will be granted to the optionee. A reload option is an option granted to an employee for the same number of shares as is exchanged in payment of the exercise price and is subject to all of the same terms and conditions as the original option except for the exercise price which is determined on the basis of the fair market value of the Common Stock of the Company on the date the reload option is granted. One or more successive reload options may be granted to an employee who pays for the exercise of a reload option with shares of Common Stock of the Company.

(3) This represents the estimated present value of stock options, measured at the date of grant using the Black-Scholes Warrant Valuation Call Option Model. Unless otherwise noted with respect to specific option grants in the following paragraphs, this model assumes no dilutive effects and includes the following underlying assumptions used in developing the grant valuations: (i) an exercise price equal to the fair market value on the date of grant; (ii) expected volatility - 20.2962%; (iii) annual risk free rate of return (represents the yield on Treasury notes during the month of the grant with a maturity date corresponding to the contractual term of the option) - 5.57%; and (iv) annual dividend yield as of the date of grant - 5.36%. The model also assumes a contractual exercise period for options granted of ten years.

  With respect to the options granted to Mr. Higgins, the model assumes the following: (i) an exercise price equal to the fair market value on the date of grant; (ii) expected volatility - 19.8544%; (iii) annual risk free rate of return (represents the yield on Treasury notes during the month of the grant with a maturity date corresponding to the contractual term of the option) - 5.54%; and (iv) annual dividend yield as of the date of grant -
   5.52%. The model also assumes a contractual exercise period for options granted of ten years.

  With respect to the reload option granted to Mr. Woodward for 4,568 shares, the model assumes the following: (i) an exercise price equal to the fair market value on the date of grant; (ii) expected volatility - 20.2196%;
  (iii) annual risk free rate of return (represents the yield on Treasury notes during the month of the grant with a maturity date corresponding to the contractual term of the option) - 5.58%; and (iv) annual dividend yield as of the date of grant - 4.89%. The model also assumes a contractual exercise period for options granted of 2.75 years.

  With respect to the reload option granted to Mr. Benson for 4,000 shares, the model assumes the following: (i) an exercise price equal to the fair market value on the date of grant; (ii) expected volatility - 20.2823%;
  (iii) annual risk free rate of return (represents the yield on Treasury notes during the month of the grant with a maturity date corresponding to the contractual term of the option) - 5.60%; and (iv) annual dividend yield as of the date of grant - 5.436%. The model also assumes a contractual exercise period for options granted of seven years.

  With respect to the options granted to Mr. Goocher for 7,456, 10,000, 13,414 and 1,348 shares, respectively, the model assumes the following: (i) an exercise price equal to the fair market value on the date of grant; (ii) expected volatility - 19.5696%; (iii) annual risk free rate of return (represents the yield on Treasury notes during the month of the grant with a maturity date corresponding to the contractual term of the option) -
   5.47%; and (iv) annual dividend yield as of the date of grant - 5.45%. The model also assumes a contractual exercise period for options granted of 3.6, 6.6, 5.6 and 3.75 years, respectively.

(4) The Board of Directors granted incentive stock options to certain officers equal to 100%-175% of their base pay. See "Nominating and Compensation Committee Report" below.

(5) The Board of Directors granted these options to Mr. Goocher under the terms of a negotiated separation agreement. See "Other Matters Involving Directors and Executive Officers - Change in Control and Termination of Employment Agreements" below.

OPTION EXERCISES

  Table 3 sets forth information for options exercised by the named executive officers during fiscal 1998, including the aggregate value of gains on the date of exercise. The table also sets forth the following: (i) the number of shares covered by options (both exercisable and unexercisable) as of September 30, 1998; and (ii) the respective values for "in-the-money" options, which represent the positive spread between the exercise price of existing options and the fair market value of the Company's Common Stock at September 30, 1998.

          TABLE 3: AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                         EXERCISES DURING YEAR                       FISCAL YEAR END
                     -----------------------------------------------------------------------------------
                                                     NUMBER OF SECURITIES
                          SHARES       VALUE        UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-
         NAME          ACQUIRED ON  REALIZED ($)    OPTIONS AT FISCAL YEAR       THE-MONEY OPTIONS AT
                       EXERCISE (#)                         END (#)             FISCAL YEAR END ($)(1)
                                                  ------------------------------------------------------
                                                  EXERCISABLE   UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
--------------------------------------------------------------------------------------------------------
  Walter M. Higgins           --           --       194,889         5,111             --         --
--------------------------------------------------------------------------------------------------------
  David R. Jones           4,000      $31,000       182,384            --       $263,920         --
--------------------------------------------------------------------------------------------------------
  Charles W. Bass             --           --       123,863         4,970        185,856         --
--------------------------------------------------------------------------------------------------------
  J. Michael Riley            --           --        49,872         4,324         44,194         --
--------------------------------------------------------------------------------------------------------
  Richard H. Woodward      6,529       43,254        59,671         9,537         63,986         --
--------------------------------------------------------------------------------------------------------
  Thomas H. Benson         5,000       20,000       114,157            --         57,619         --
--------------------------------------------------------------------------------------------------------
  Robert L. Goocher       28,218       77,633       114,311            --         37,442         --

--------
(1) Certain exercisable options held by the named executive officers were not "in-the-money" at September 30, 1998.

RETIREMENT PLAN

  Table 4 shows the estimated annual lifetime benefits calculated on a straight-life annuity basis and payable under the AGL Resources Inc. Retirement Plan (the "Retirement Plan") and the AGL Resources Inc. Excess Benefit Plan (the "Excess Benefit Plan") (as described below), as currently in effect, to persons in specified compensation and years of service classifications upon retirement at age 65. Benefit amounts shown in the table below are subject to reductions for a portion of Social Security benefits.

                          TABLE 4: PENSION PLAN TABLE


  THREE YEAR AVERAGE
       EARNINGS                           YEARS OF SERVICE
                    ----------------------------------------------------------
                          20       25       30       35       40        45
------------------------------------------------------------------------------
      $  100,000       $ 33,333 $ 41,667 $ 50,000 $ 57,500 $ 65,000 $   72,500
         150,000         50,000   62,500   75,000   86,250   97,500    108,750
         200,000         66,667   83,333  100,000  115,000  130,000    145,000
         250,000         83,333  104,167  125,000  143,750  162,500    181,250
         300,000        100,000  125,000  150,000  172,500  195,000    217,500
         350,000        116,667  145,833  175,000  201,250  227,500    253,750
         400,000        133,333  166,667  200,000  230,000  260,000    290,000
         450,000        150,000  187,500  225,000  258,750  292,500    326,250
         500,000        166,667  208,333  250,000  287,500  325,000    362,500
         550,000        183,333  229,167  275,000  316,250  357,500    398,750
         600,000        200,000  250,000  300,000  345,000  390,000    435,000
         650,000        216,667  278,333  325,000  373,750  422,500    471,250
         700,000        233,333  291,667  350,000  402,500  455,000    507,500
         750,000        250,000  312,500  375,000  431,250  487,500    543,750
       1,000,000        333,333  416,667  500,000  575,000  650,000    725,000
       1,250,000        416,667  520,833  625,000  718,750  812,500    906,250
       1,500,000        500,000  625,000  750,000  862,500  975,000  1,087,500


  The Retirement Plan is a qualified defined benefit pension plan, which covers all employees of the Company and its participating affiliate companies (except leased employees) who have satisfied certain standards as to hours of service, who have attained age 21 and who have been employed for one year. Benefits under the Retirement Plan are based upon age, final average compensation and length of service, with varying provisions for employees who are terminated or take early, normal or deferred retirement. A participant's benefits vary depending upon the participant's earnings for the three consecutive years of highest compensation during his or her final 60 months of employment with the Company.

  The compensation covered by the Retirement Plan includes generally the base rate of earnings actually paid to a participant by the Company (up to dollar limits imposed by the Internal Revenue Service). That amount of compensation does not include the annual incentive compensation that is included above in the Summary Compensation Table. The Retirement Plan also provides, subject to certain conditions, for the payment of vested benefits of a deceased employee to his or her spouse during such spouse's lifetime.

  The Company makes contributions to the Retirement Plan to fund the benefits which accrue thereunder. Annual contribution amounts are determined actuarially. Participant contributions are not permitted.

  In addition, the Company maintains an Excess Benefit Plan for its employees. The purpose of the Excess Benefit Plan is to restore pension benefits to employees who are prevented from receiving their total accrued benefits under the Retirement Plan because of the maximum benefit limitations imposed on qualified retirement plans by Code (S)(S)415 and 401(a)(17). The Excess Benefit Plan is not funded, and benefit payments are made directly by the Company. Benefits under the Excess Benefit Plan are payable in the same form and according to the same general terms and conditions as benefits under the Retirement Plan. All employees who participate in the Retirement Plan whose benefits are limited by the provisions of the Code will receive restoration of benefits under the Excess Benefit Plan.

  The Company maintains a Supplemental Executive Retirement Plan (the "SERP") for Mr. Higgins. The purpose of the SERP is to provide Mr. Higgins with retirement benefits supplemental to those provided under the Retirement Plan. The SERP is an unfunded obligation of the Company, with benefits payable from the Company's general assets. Benefits under the SERP are payable in the same form and according to the same general terms and conditions as benefits under the Retirement Plan. The benefit paid under the SERP to Mr. Higgins will equal the benefit Mr. Higgins would have received under the Retirement Plan if his benefit were calculated by including any annual incentive compensation earned by Mr. Higgins and by crediting him with an additional five years of service with the Company, less the benefit actually payable to Mr. Higgins under the Retirement Plan.

  The amounts shown in the Summary Compensation Table above do not include the Company's contributions for the named executive officers in connection with the Retirement Plan, the Excess Benefit Plan or the SERP. Such amounts are not and cannot be readily separated or individually calculated. The Company made a contribution of approximately $2.1 million to the Retirement Plan for the plan year ended June 30, 1998.

  As of the plan year ended June 30, 1998, Mr. Higgins had 5 whole years of service, which reflects years of service credited to him under the SERP, and Messrs. Jones, Bass, Riley, Woodward, Benson and Goocher had 38, 28, 25, 28, 28, and 26 whole years of service, respectively.

  The Retirement Plan, the Excess Benefit Plan and the SERP are administered by or are under the direction of the Retirement Plan Administrative Committee appointed by the Board of Directors. Wachovia Bank, N.A., serves as Trustee to the Retirement Plan.

            OTHER MATTERS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Albert G. Norman, Jr., a director and a former member of the Nominating and Compensation Committee, is a partner in the law firm of Long Aldridge & Norman LLP, counsel to the Company. For the fiscal year ended September 30, 1998, the Company paid to Long Aldridge & Norman LLP approximately $3 million for legal services to the Company and its related companies.

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT AGREEMENTS

  Each of the executive officers participates in one of three tier levels in the Company's Employment Continuity Program. The purpose of the program is to retain key management personnel and assure continued productivity of such personnel in the event of a change in control of the Company.

  For purposes of the program, a "change in control" means the occurrence of any of the following events:

  . the acquisition by a person or group of persons of 10% or more of the voting securities of the Company;

  . the approval by the shareholders of a merger, business combination, or sale of 50% or more of the Company's assets, the result of which is that less than 80% of the voting securities of the resulting corporation is owned by the former shareholders of the Company; or

  . the failure, during any two-year period, of incumbent directors to constitute at least a majority of the Board of Directors of the Company.

  Generally, no benefits are provided under the program for any type of termination before a change in control, or for terminations after a change in control due to death, disability, voluntary termination (other than the Chief Executive Officer) or any termination for "cause," which includes failure to perform duties and responsibilities and fraud or dishonesty.

  Upon a "change in control," and depending on the tier level of participation and on the timing of employment termination, the program provides a severance benefit of between one and three years of base salary and annual incentive compensation to participants whose employment is involuntarily terminated (or voluntarily terminated with respect to the Chief Executive Officer) within twelve months after the occurrence of the change in control.

  Other program benefits include a pro rata payout of annual incentive compensation for the portion of the year in which the termination occurs, full vesting of all long-term incentive compensation, a lump-sum payment of benefits of between one and three years of age and service credits under the Company's pension plan, full vesting and funding of nonqualified retirement and deferral plan benefits, outplacement assistance, a one to two year continuation of insurance benefits and, with respect to the Chief Executive Officer, a continuation of insurance benefits until the later of three years or age 65. Participants in two of the tier levels also will receive payments of legal fees (up to a maximum dollar limit) in connection with the enforcement of payouts under the program. For all participants, total severance benefits are limited to the maximum benefit allowable without triggering excise taxes under the Code.

  In August 1998, in recognition of Mr. Jones' announced retirement date, the Board determined to replace Mr. Jones' Continuity Agreement that was entered into on May 15, 1996 with a new Continuity Agreement. The new Continuity Agreement will provide that, in the event that a change in control of the Company occurs and Mr. Jones is involuntarily terminated prior to his announced retirement date (June 1, 1999), Mr. Jones will continue to receive his full salary and employee benefits package through his announced retirement date.

  Effective June 30, 1998, Mr. Benson retired from his employment with the Company, and in connection therewith, entered into an early retirement agreement (the "Early Retirement Agreement") with the Company. Under the Early Retirement Agreement, Mr. Benson agreed to certain restrictions on his ability to provide services to persons or entities that compete with the Company or any of its affiliates and to not disclose confidential information relating to the Company. Under the Early Retirement Agreement, the option exercise period for all outstanding options held by Mr. Benson was extended through the earlier of the expiration of their original term or his attainment of age 62. In addition, Mr. Benson agreed to release the Company from any claims relating to Mr. Benson's employment with or retirement from the Company.

  Under the Early Retirement Agreement, Mr. Benson will receive a supplemental retirement benefit equal to the difference between his actual accrued benefit under the Retirement Plan and the accrued benefit that he would have had if his age was increased by five years (not to exceed age 62) and his years of eligibility service were increased by the same number of years as his age is increased. In addition, the Early Retirement Agreement provides that Mr. Benson will receive a monthly Social Security bridge payment of $1,300 per month until his attainment of age 62. The Company will pay certain life insurance premiums on Mr. Benson's behalf for life or until the applicable policy is paid in full. Mr. Benson also will receive retiree medical and dental coverage, as well as certain other incidental benefits.

  Effective July 3, 1998, Mr. Goocher terminated his employment with the Company, and in connection therewith, entered into a negotiated separation agreement (the "Separation Agreement") with the Company. Under the Separation Agreement, Mr. Goocher agreed to certain restrictions on his ability to provide services to persons or entities that compete with the Company or any of its affiliates and to not disclose confidential information relating to the Company. In addition, the option exercise period for all outstanding options held by Mr. Goocher was extended through the expiration of their original term, and option agreements for an aggregate of 32,218 shares were granted to Mr. Goocher to reflect the terms of the negotiated Separation Agreement. Under the Separation Agreement, Mr. Goocher agreed to release the Company from any claims relating to Mr. Goocher's employment with or termination of employment from the Company.

  Mr. Goocher's base salary will be continued under the Separation Agreement for a period of 12 months following his termination of employment. He was paid for any accrued and unused vacation days and he will receive Company-subsidized coverage under the Company's group health and dental plans during the period of salary continuation. In addition, the Company will provide Mr. Goocher and his covered dependents with retiree medical insurance under the same terms and conditions as is provided to employees of the Company who retire at the time that Mr. Goocher commences receiving benefits under the Retirement Plan. Mr. Goocher also will receive a monthly nonqualified retirement benefit, the amount of which will depend upon the method of payment elected and the age at which Mr. Goocher begins receiving the benefit; for instance, the monthly benefit will be $3,836.20 if Mr. Goocher begins receiving benefits at age 55. The Company will pay certain life insurance premiums on Mr. Goocher's behalf for life or until the applicable policy is paid in full, as well as certain other incidental benefits.

                  NOMINATING AND COMPENSATION COMMITTEE REPORT

  The Nominating and Compensation Committee (the "Committee") of the Board of Directors is composed entirely of non-employee directors. The Committee is responsible for executive compensation policies. The Committee also approves all compensation plans and recommends to the Board of Directors specific salary amounts and other compensation awards for individual executives. To assist the Committee in performing its function, it is the Company's practice to have its compensation programs periodically reviewed by an independent compensation consulting firm to ensure that the Company's total executive compensation program is competitive with similar companies.

  The Committee designs compensation policies that will encourage executives to manage AGL Resources and its subsidiaries in the best long-term interests of shareholders and allow AGL Resources to attract and retain executives best suited to lead AGL Resources in a changing industry. The Company's executive compensation program for fiscal 1998 was based on the following principles:

  . A substantial portion of each executive's total compensation is linked to the achievement of pre-established annual goals that are dependent on or related to corporate performance.

  . Executives' long-term interests are aligned with those of the Company's shareholders by encouraging ownership of the Company's Common Stock.

  . Base salary and incentive compensation is competitive with other utilities and with a group of service and industrial companies having characteristics similar to the Company.

EXECUTIVE COMPENSATION

  The executive compensation program consists of three elements: base salary; annual incentive compensation; and long-term incentive compensation.

  BASE SALARY. The Company establishes a market-competitive base salary for each officer based upon an analysis of job responsibilities, various salary survey data from other utilities and, if appropriate for a specific position, salary survey data for similar positions in general industry. Officers' base salaries generally do not exceed the competitive market rate. Officers' base salaries are reviewed and approved annually by the Committee. Subsequent increases in base salary are based on competitive marketplace data and on personal performance.

  ANNUAL INCENTIVE COMPENSATION. Annual incentive compensation is intended to place a significant part of each officer's annual compensation at risk, and is comprised of both a corporate and individual performance component. Corporate objectives are established at the beginning of the fiscal year by the Board, as recommended by the Committee. Individual performance goals are established on an annual basis, typically are linked to improved corporate and/or business unit performance, and are approved in advance by the President and Chief Executive Officer. Payments of annual incentive compensation for a particular year are based on that year's corporate performance and achievement of individual performance goals.

  For fiscal 1998, annual incentive compensation was determined as a percentage of base salary, and established for each officer. If individual performance goals were met or exceeded, officers earned up to 10% of the then effective base salary. If corporate performance goals were met or exceeded, officers earned 30% of the then effective base salary. For fiscal 1998, both individual performance goals and corporate performance goals were met by all named executive officers. As a result, annual incentive compensation was paid to the named executive officers. (See footnote (2), "Table 1 - Summary Compensation Table" above.)

  LONG-TERM INCENTIVE COMPENSATION. The long-term incentive component of the Company's executive compensation program seeks to accomplish three objectives: align the long-term interests of officers with those of the shareholders; pay for performance; and increase AGL Resources stock ownership among the Company's key decision makers. Those objectives are accomplished when the value of the Company's stock increases and long-term objectives are met.

  For fiscal 1998, long-term incentive compensation awards were granted under the LTSIP, which was approved by the Company's shareholders in 1990. The LTSIP provides for the grant of stock options and/or awards of restricted stock. The LTSIP grants and awards to officers were based on common practices of peer companies and on the discretion of the Committee which administers the LTSIP.

  For fiscal 1998, the Committee granted options to acquire AGL Resources Common Stock, which had a fair market value equal to 100%-175% of each executive's then effective base salary. The first $200,000 of options granted to an individual officer were granted as ISOs, and the balance were granted as nonqualified stock options. Additionally, the Committee awarded shares of restricted stock which had an aggregate fair market value equal to 5%-10% of an officer's base salary. If the Total Shareholder Return ranking (stock price appreciation plus dividends) meets or exceeds the 66th percentile when compared to the Standard & Poors Utility Index, one-third of the restricted shares will vest after twelve months and the remaining two-thirds will vest after 24 months. If the Total Shareholder Return ranking is not met as of the first anniversary but is met as of the second anniversary, only one-third of the restricted shares vest; provided, however, if the two-year average Total Shareholder Return meets or exceeds the 66th percentile as of the second anniversary, then two-thirds of the restricted shares vest. As of the third anniversary, all remaining restricted shares, if any, will vest.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Consistent with the compensation philosophy and principles stated above, the compensation of the President and Chief Executive Officer of the Company is competitive and is based on contribution to the overall success of the Company. Base salary and incentive compensation for the President and Chief Executive Officer are determined by analyzing competitive pay practices of companies in the energy industry. A nationally recognized independent compensation consultant is used for this analysis.

  Base salary, like that of other officers, generally will not exceed the competitive market rate (position rate). Payments of annual incentive compensation are dependent on the attainment of pre-established individual and corporate performance goals. Long-term incentive compensation awards are granted based on competitive pay practices of similar companies.

  Mr. Jones was President and Chief Executive Officer of the Company for four months of fiscal 1998. Mr. Jones presently serves as Chairman of the Board and intends to retire as Chairman effective June 1, 1999. For fiscal 1998, Mr. Jones did not receive a payment of annual individual or corporate performance incentive compensation, stock option grant or stock award. (See footnotes (2), (4) and (5) "Table 1 - Summary Compensation Table" above.)

  Mr. Higgins was elected President and Chief Executive Officer of the Company in January 1998. The Committee and the Board extended an employment offer to Mr. Higgins after an extensive search was conducted by the Board with the assistance of an executive search firm. In determining Mr. Higgins' base salary and incentive compensation, the Board focused on the importance of hiring a President and Chief Executive Officer with the strategic, financial and leadership skills required to improve AGL Resources' competitiveness and profitability. The Board also considered the need to offer a total compensation package that would be competitive with packages offered by similar companies competing for the services of a president and chief executive officer with Mr. Higgins' skills. The Board also recognized the need to consider benefits forfeited by Mr. Higgins upon his resignation from his former employer and he received a one-time signing incentive to defray the loss of incentive income and benefits associated with such resignation. Mr. Higgins also received stock options and an award of restricted stock in connection with the assumption of his duties. (See footnotes (2), (4) and (5), "Table 1 - Summary Compensation Table" above.)

CODE SECTION 162(M) IMPLICATIONS FOR EXECUTIVE COMPENSATION

  It is the responsibility of the Committee to address the issues raised by Code (S)162(m) of the Code. This Section limits the Company's annual deduction to $1,000,000 for compensation paid to its chief executive officer and to the next four most highly compensated executives of the Company. Certain compensation that qualifies as "performance-based" or that meets other requirements under the Code may be exempt from the Code (S)162(m) limit. In that regard, the Committee continues to carefully consider the impact of that tax code provision and must determine whether any actions with respect to the limit should be taken by the Company. Given the Company's level of executive compensation for fiscal 1998, the Committee will continue to examine carefully the effects of this tax provision and will monitor the level of compensation paid to the executive officers in order to take any appropriate steps.

  Ben J. Tarbutton, Jr., Chairman for fiscal 1998
  W. Waldo Bradley
  Otis A. Brumby, Jr.
  Albert G. Norman, Jr.
  Charles McKenzie Taylor (retired November 1998)

                            STOCK PERFORMANCE GRAPH

  The following line graph presentation compares the cumulative sixty-two month shareholder return on Common Stock of the Company with the cumulative sixty-two month total return of companies in the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and the Standard & Poor's Utilities Index (the "S&P Utilities Index").

             COMPARISON OF SIXTY-TWO MONTH CUMULATIVE TOTAL RETURN*
    AMONG AGL RESOURCES INC., THE S&P 500 INDEX AND THE S&P UTILITIES INDEX


                       9/30/93 9/30/94 9/30/95 9/30/96 9/30/97 9/30/98 11/30/98
------------------------------------------------------------------------------
  AGL Resources Inc.    $100   $ 86.32 $115.83 $121.24 $126.74 $137.18 $154.61
------------------------------------------------------------------------------
  S&P 500 Index         $100   $103.69 $134.53 $161.89 $227.37 $247.93 $284.35
------------------------------------------------------------------------------
  S&P Utilities Index   $100   $ 86.90 $110.87 $119.19 $136.32 $177.26 $176.61



* The above stock performance graph assumes that $100 was invested on September 30, 1993 in Common Stock of the Company, the S&P 500 Index and the S&P Utilities Index and also assumes dividend reinvestment.

                              GENERAL INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any person who owns more than ten percent of the Company's Common Stock, to file initial reports of ownership and changes in ownership of such Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

  To the Company's knowledge, based solely on its review of the copies of such reports received by the Company and written representations that no other reports were required for those persons, during the fiscal year ended September 30, 1998, all filing requirements were met.

INDEPENDENT AUDITORS

  The firm of Deloitte & Touche LLP, 191 Peachtree Street, Atlanta, Georgia 30303, was the independent auditor for the Company and examined the financial statements of the Company for the fiscal year ended September 30, 1998. The Board of Directors intends to continue the services of that firm for the current fiscal year ending September 30, 1999. A representative of the firm will attend the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

  The Board of Directors of the Company does not know of any other matters that may come before the Annual Meeting other than the matters described in this Proxy Statement. If there is a matter that is not listed on the proxy card and is properly brought before the Annual Meeting, the proxies would vote in accordance with their judgment of what is in the best interest of the Company.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE ANNUAL MEETING IN THE YEAR 2000

  Shareholders who wish to present business at the Annual Meeting of Shareholders in the year 2000 ("2000 Annual Meeting") are required to provide notice to the Corporate Secretary of their intent to do so on or before September 1, 1999, and such notice must provide the information set forth in the AGL Resources Bylaws. A copy of these Bylaw requirements will be provided upon written request to the Corporate Secretary, AGL Resources Inc., P.O. Box 4569, location 1080, Atlanta, Georgia 30302. This deadline applies to any shareholder proposal sought to be considered at the 2000 Annual Meeting of Shareholders (not just to those sought to be included in the Proxy Statement and form of proxy for the 2000 Annual Meeting of Shareholders.) This deadline does not apply to questions a shareholder may wish to ask at the meeting.

ANNUAL REPORT

  This Proxy Statement is accompanied or preceded by the Company's Annual Report to Shareholders for the fiscal year ended September 30, 1998. The Annual Report, which contains financial and other information about the Company, is not incorporated in the Proxy Statement and is not a part of the proxy soliciting material.

    PLEASE MARK VOTES                                                       ---
[X] AS IN THIS EXAMPLE                                                        |

-------------------------------------------------------------------------------
                              AGL RESOURCES INC.
-------------------------------------------------------------------------------
                              RSP PLAN AND LESOP

Mark box at right if you plan to attend the Annual Meeting.                 [_]

Mark box at right if comments or an address change has been noted on the    [_]
reverse side of this card.
                                                 _______________________________
Please be sure to sign and date this proxy card. |   Date
________________________________________________________________________________
|                                                                              |
|                                                                              |
___Shareholder sign here____________________________Co-owner sign here__________


                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE "FOR" THE BELOW-LISTED PROPOSALS


1. Elect as directors the two nominees listed
   below to serve until the Annual Meeting of
   Shareholders in the year 2002 and until         FOR    WITHHOLD    FOR ALL
   their successors are elected and qualified:     ALL      ALL       EXCEPT*
                                                   [_]      [_]         [_]
    FRANK BARRON, JR. AND WALTER M. HIGGINS

    * INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME FROM THE LIST ABOVE.


2. Adopt the AGL Resources Inc. Long-Term          FOR     AGAINST     ABSTAIN
   Incentive Plan (1999).                          [_]       [_]         [_]


   When properly executed, this proxy card will be voted as directed. IF NO PROXY CARD IS RECEIVED OR A PROXY CARD IS RECEIVED WITHOUT INSTRUCTIONS FOR VOTING, THE PROXY WILL VOTE THE UNVOTED ALLOCATED SHARES IN THE LESOP IN THE SAME PROPORTION AS THE LESOP SHARES THAT ARE VOTED BY PARTICIPANTS AND BENEFICIARIES. THE PROXY WILL VOTE THE UNALLOCATED LESOP SHARES AND ANY UNVOTED RSP PLAN SHARES PURSUANT TO THE INSTRUCTIONS OF THE RESPECTIVE ADMINISTRATIVE COMMITTEES OF THE PLANS AND "FOR" THE PROPOSALS LISTED ON THIS PROXY CARD.

   In its discretion, the proxy is authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.

   If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxy in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. In the event you also own shares otherwise than pursuant to the RSP Plan and the LESOP, you must return the proxy card relating to such other shares in accordance with the instructions set forth thereon.

DETACH CARD                                                          DETACH CARD

                               AGL RESOURCES INC.
                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308

Dear Shareholder:

YOUR VOTE IS IMPORTANT, AND YOU ARE STRONGLY ENCOURAGED TO EXERCISE YOUR RIGHT TO VOTE YOUR SHARES. ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING.

Thank you in advance for your prompt cooperation.

Sincerely,

AGL Resources Inc.

Revocable Proxy          RETIREMENT SAVINGS PLUS PLAN
                                      AND
                    LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN
                              AGL RESOURCES INC.
              303 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30308

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1999 ANNUAL MEETING
                                OF SHAREHOLDERS

The undersigned hereby appoints The Northern Trust Company, which acts as Trustee for the AGL Resources Inc. Retirement Savings Plus Plan (the "RSP Plan") and the AGL Resources Inc. Leveraged Employee Stock Ownership Plan (the "LESOP"), as proxy, to act for and in the name of the undersigned, to vote all shares of Common Stock of AGL Resources Inc. (the "Company") that have been allocated to the account of the undersigned pursuant to the RSP Plan and/or the LESOP, at the 1999 Annual Meeting of Shareholders of the Company, to be held at Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, on Friday, February 5, 1999, at 10:00 a.m., local time, and at any and all adjournments thereof, as set forth on the reverse side.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to the proxy or by executing and delivering to the proxy a duly executed proxy card bearing a later date. Under the terms of the RSP Plan and the LESOP, only the Trustee of each plan can vote the shares allocated to the accounts of the participants, even if such participants or their beneficiaries attend the Annual Meeting in person. The undersigned hereby revokes any previous proxies with respect to matters covered by this proxy.

Receipt of the Notice of the Meeting, the accompanying Proxy Statement, and the Annual Report to Shareholders hereby is acknowledged.

________________________________________________________________________________
|    PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE     |
|                         ENCLOSED POSTPAID ENVELOPE.                          |
________________________________________________________________________________

________________________________________________________________________________
| Please mark, date, and sign exactly as your name appears on this proxy card. | | When shares are held jointly, both holders should sign. When signing as | | attorney, executor, administrator, trustee, guardian or custodian, please | | give your full title. If the holder is a corporation or a partnership, the | | full corporate or partnership name should be signed by a duly authorized |
| officer or partner.                                                          |
________________________________________________________________________________

HAS YOUR ADDRESS CHANGED? IF SO, PRINT   DO YOU HAVE ANY COMMENTS?
NEW ADDRESS BELOW:

_______________________________________  ______________________________________

_______________________________________  ______________________________________

_______________________________________  ______________________________________

    PLEASE MARK VOTES                                                        ---
[X] AS IN THIS EXAMPLE                                                         |

--------------------------------------------------------------------------------
                               AGL RESOURCES INC.
--------------------------------------------------------------------------------
                                  COMMON STOCK

Mark box at right if you plan to attend the Annual Meeting.               [_]

Mark box at right if comments or an address change has been noted on the [_] reverse side of this card.

                                                   _____________________________
Please be sure to sign and date this proxy card.    |  Date                    |
________________________________________________________________________________
|                                                                              |
___Shareholder sign here____________________________Co-owner sign here__________


                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE "FOR" THE BELOW-LISTED PROPOSALS

1. Elect as directors the two nominees listed
   below to serve until the Annual Meeting of
   Shareholders in the year 2002 and until        FOR     WITHHOLD     FOR ALL
   their successors are elected and qualified:    ALL        ALL       EXCEPT*
                                                  [_]        [_]         [_]
    FRANK BARRON, JR. AND WALTER M. HIGGINS

* INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME FROM THE LIST ABOVE.

2. Adopt the AGL Resources Inc. Long-Term         FOR      AGAINST     ABSTAIN
   Incentive Plan (1999).                         [_]        [_]         [_]

  When properly executed, this proxy card will be voted as directed. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED "FOR" THE PROPOSALS LISTED ON THIS PROXY CARD.

  In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.

  If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

DETACH CARD                                                          DETACH CARD

                               AGL RESOURCES INC.
                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308

Dear Shareholder:

YOUR VOTE IS IMPORTANT, AND YOU ARE STRONGLY ENCOURAGED TO EXERCISE YOUR RIGHT TO VOTE YOUR SHARES. ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING.

Thank you in advance for your prompt cooperation.

Sincerely,

AGL Resources Inc.

Revocable Proxy                  COMMON STOCK
                              AGL RESOURCES INC.
              303 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30308

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1999 ANNUAL MEETING
                                OF SHAREHOLDERS

The undersigned hereby appoints Walter M. Higgins, Albert G. Norman, Jr., and Melanie M. Platt, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of AGL Resources Inc. (the "Company") that the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders of the Company, to be held at Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, on Friday, February 5, 1999, at 10:00 a.m., local time, and at any and all adjournments thereof, as set forth on the reverse side.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to the Corporate Secretary, by executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned hereby revokes any previous proxies with respect to matters covered by this proxy.

Receipt of the Notice of the Meeting, the accompanying Proxy Statement, and the Annual Report to Shareholders hereby is acknowledged.

________________________________________________________________________________
|    PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE     |
|                         ENCLOSED POSTPAID ENVELOPE.                          |
________________________________________________________________________________

________________________________________________________________________________
| Please mark, date, and sign exactly as your name appears on this proxy card. | | When shares are held jointly, both holders should sign. When signing as | | attorney, executor, administrator, trustee, guardian, or custodian, please | | give your full title. If the holder is a corporation or a partnership, the | | full corporate or partnership name should be signed by a duly authorized |
| officer or partner.                                                          |
________________________________________________________________________________

HAS YOUR ADDRESS CHANGED? IF SO, PRINT   DO YOU HAVE ANY COMMENTS?
NEW ADDRESS BELOW:
_______________________________________  ______________________________________

_______________________________________  ______________________________________

_______________________________________  ______________________________________